UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 18, 2015 (June 16, 2015)

BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12302	06-1196501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, New York	10011
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 633-3300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On June 16, 2015, the Board of Directors (the “Board”) of Barnes & Noble, Inc. (the “Company”) elected Ann-Marie Campbell and Paul Guenther to the Board.
Ms. Campbell is president of the Southern Division of The Home Depot and has held various leadership roles during her 30 year career at The Home Depot, including regional vice president, vice president of operations, vice president of merchandising and special orders, vice president of retail marketing and sales for Home Depot Direct and vice president of vendor services. Ms. Campbell currently serves on the board of Potbelly Corporation, and on the Catalyst, Inc. Board of Advisors.
Mr. Guenther is a director of Guardian Life Insurance and chairman of Community & Southern Holdings. He served as a director and as president of PaineWebber Group, Inc. and has served as president of PaineWebber Incorporated, where he was also chief administrative officer responsible for administrative services, operations and systems. Mr. Guenther has served as chairman of the New York Philharmonic and of Fordham University, where he is still a board member, and is the former director of the Securities Industry Association and a former President and Director of Columbia’s Graduate School of Business Alumni Association.
This experience allows Ms. Campbell and Mr. Guenther to add to the Board leadership and expertise in managing large complex organizations.
In connection with the planned separation of Barnes & Noble Education, Inc. (“BNED”), it is anticipated that one or more current members of the Board will resign and join the board of directors of BNED. Additional details will be disclosed in the future.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNES & NOBLE, INC.,

Date: June 18, 2015	By:	/s/ Bradley A. Feuer
		Name:	Bradley A. Feuer
		Title:	Vice President, General Counsel and Corporate
Secretary